                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13D

                 Under the Securities Exchange Act of 1934
                             (Amendment No. 3)*


                               IN HOME HEALTH INC.
           ----------------------------------------------------------
                                (Name of Issuer)

                                   COMMON STOCK
           ----------------------------------------------------------
                          (Title of Class of Securities)

                                   453222101
           ----------------------------------------------------------
                                 (CUSIP Number)

             ROBERT C. GREENWOOD ROBERTSON, STEPHENS & COMPANY
           555 CALIFORNIA STREET, SUITE 2600, SAN FRANCISCO, CA 94104
                                  (415) 781-9700
           ----------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                               SEPTEMBER 3, 1997
           ----------------------------------------------------------
             Date of Event which Requires Filing of this Statement

   If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

   Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class. (See Rule 13d-7.)

   NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

   The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                     SCHEDULE 13D
-------------------------------------------------------------------------------
CUSIP No.  453222101
-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     The Robertson Stephens Global Low-Priced Stock Fund
     Tax I.D. 94-3108651
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     WC
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     CALIFORNIA
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power                  0
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power                  250,000
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power                  0
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power                  250,000
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     250,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     1.5%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     IV
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                     SCHEDULE 13D
-------------------------------------------------------------------------------
CUSIP No.  453222101
-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     The Robertson Stephens Orphan Fund
     Tax I.D. 94-3108651
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     WC
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     CALIFORNIA
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power                  0
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power                  813,200
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power                  0
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power                  813,200
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     813,200
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     5.0%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                     SCHEDULE 13D
-------------------------------------------------------------------------------
CUSIP No.  453222101
-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Bayview Investors, LTD.
     Tax I.D. 94-3108651
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     WC
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     CALIFORNIA
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power                  0
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power                  1,247,800
                                  (Includes shares held of record by The
                                  Robertson Stephens Orphan Fund of which
                                  Robertson, Stephens & Co. Investment
                                  Management, L.P. and Bayview Investors, Ltd.
                                  are the General Partners.  Includes shares
                                  held of record by The Robertson Stephens
                                  Black Bear Fund of which Robertson, Stephens
                                  & Co. Investment Management, L.P. and Bayview Investors, Ltd. are the General Partners. Robertson, Stephens & Co., Inc. is General Partner of Robertson, Stephens & Co. Investment Management, L.P. and Bayview Investors, Ltd.. See Item 5.)
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power                  0
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power                  1,247,800
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,247,800
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     7.7%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                     SCHEDULE 13D
-------------------------------------------------------------------------------
CUSIP No.  453222101
-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     The Robertson Stephens Black Bear Fund
     Tax I.D. 94-3108651
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     WC
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     CALIFORNIA
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power                  0
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power                  434,600
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power                  0
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power                  434,600
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     434,600
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     2.7%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                                              page 6 of 21
-------------------------------------------------------------------------------
                                     SCHEDULE 13D
-------------------------------------------------------------------------------
CUSIP No.  453222101
-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     The Robertson Stephens Black Bear Offshore Fund
     Tax I.D.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     WC
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     CALIFORNIA
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power                  0
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power                  183,000
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power                  0
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power                  183,000
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     183,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     1.1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                                              page 7 of 21
-------------------------------------------------------------------------------
                                     SCHEDULE 13D
-------------------------------------------------------------------------------
CUSIP No.  453222101
-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     The Robertson Stephens Orphan Offshore Fund
     Tax I.D.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     WC
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     CALIFORNIA
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power                  0
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power                  57,200
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power                  0
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power                  57,200
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     57,200
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     .4%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                                              page 8 of 21
-------------------------------------------------------------------------------
                                     SCHEDULE 13D
-------------------------------------------------------------------------------
CUSIP No.  453222101
-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Robertson, Stephens & Company Investment Management L.P.
     Tax I.D. 94-3181687
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     OO (Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     CALIFORNIA
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power                  0
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power                  1,738,000
                                  Includes shares held of record by The
                                  Robertson Stephens Orphan Fund of which
                                  Robertson, Stephens & Co. Investment
                                  Management, L.P. and Bayview Investors, Ltd.
                                  are the General Partners.  Includes shares
                                  held of record by The Robertson Stephens Black Bear Fund of which Robertson, Stephens & Co. Investment Management, L.P. and Bayview Investors, Ltd. are the General Partners. Includes shares held of record by The Robertson Stephens Orphan Offshore Fund of which Robertson, Stephens & Co. Investment Management, L.P. is General Partner. Includes shares held of record by The Robertson Stephens Global Low-Priced Stock Fund of
                                  which Robertson, Stephens & Co. Investment
                                  Management, L.P. is investment adviser.  See
                                  Item 5.)
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power                  0
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power                  1,738,000
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,738,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     10.7%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                                              page 9 of 21
-------------------------------------------------------------------------------
                                     SCHEDULE 13D
-------------------------------------------------------------------------------
CUSIP No.  453222101
-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Robertson, Stephens & Company, Incoporated
     Tax I.D. 94-3172874  See Exhibit A for a list of Executive Officers
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     OO (Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     CALIFORNIA
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power                  0
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power                  1,738,000
                                  Includes shares held of record by The
                                  Robertson Stephens Orphan Fund of which
                                  Robertson, Stephens & Co. Investment
                                  Management, L.P. and Bayview Investors, Ltd.
                                  are the General Partners.  Includes shares
                                  held of record by The Robertson Stephens Black Bear Fund of which Robertson, Stephens & Co. Investment Management, L.P. and Bayview Investors, Ltd. are the General Partners. Includes shares held of record by The Robertson Stephens Orphan Offshore Fund of which Robertson, Stephens & Co. Investment Management, L.P. is General Partner. Includes shares held of record by The Robertson Stephens Global Low-Priced Stock Fund of
                                  which Robertson, Stephens & Co. Investment
                                  Management, L.P. is investment adviser.  See
                                  Item 5.)
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power                  0
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power                  1,738,000
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,738,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     10.7%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     CO
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                                              page 10 of 21
-------------------------------------------------------------------------------
                                     SCHEDULE 13D
-------------------------------------------------------------------------------
CUSIP No.  453222101
-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Paul Stephens
     Tax I.D. ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     WC & PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     UNITED STATES
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power                  0
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power                  1,738,000
                                    Power                  1,738,000
                                  Includes shares held of record by The
                                  Robertson Stephens Orphan Fund of which
                                  Robertson, Stephens & Co. Investment
                                  Management, L.P. and Bayview Investors, Ltd.
                                  are the General Partners.  Includes shares
                                  held of record by The Robertson Stephens Black Bear Fund of which Robertson, Stephens & Co. Investment Management, L.P. and Bayview Investors, Ltd. are the General Partners. Includes shares held of record by The Robertson Stephens Orphan Offshore Fund of which Robertson, Stephens & Co. Investment Management, L.P. is General Partner. Includes shares held of record by The Robertson Stephens Global Low-Priced Stock Fund of
                                  which Robertson, Stephens & Co. Investment
                                  Management, L.P. is investment adviser.  See
                                  Item 5.)
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power                  1,738,000
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,738,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     10.7%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                                              page 11 of 21
-------------------------------------------------------------------------------
                                     SCHEDULE 13D
-------------------------------------------------------------------------------
CUSIP No.  453222101
-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Standford Robertson
     Tax I.D. ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     OO (Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     CALIFORNIA
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power                  0
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power                  1,738,000
                                  Includes shares held of record by The
                                  Robertson Stephens Orphan Fund of which
                                  Robertson, Stephens & Co. Investment
                                  Management, L.P. and Bayview Investors, Ltd.
                                  are the General Partners.  Includes shares
                                  held of record by The Robertson Stephens Black Bear Fund of which Robertson, Stephens & Co. Investment Management, L.P. and Bayview Investors, Ltd. are the General Partners. Includes shares held of record by The Robertson Stephens Orphan Offshore Fund of which Robertson, Stephens & Co. Investment Management, L.P. is General Partner. Includes shares held of record by The Robertson Stephens Global Low-Priced Stock Fund of
                                  which Robertson, Stephens & Co. Investment
                                  Management, L.P. is investment adviser.  See
                                  Item 5.)
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power                  1,738,000
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,738,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     10.7%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                                              page 12 of 21
-------------------------------------------------------------------------------
                                     SCHEDULE 13D
-------------------------------------------------------------------------------
CUSIP No.  453222101
-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Michael G. McCaffery
     Tax I.D. ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     OO (Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     CALIFORNIA
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power                  0
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power                  1,738,000
                                  Includes shares held of record by The
                                  Robertson Stephens Orphan Fund of which
                                  Robertson, Stephens & Co. Investment
                                  Management, L.P. and Bayview Investors, Ltd.
                                  are the General Partners.  Includes shares
                                  held of record by The Robertson Stephens Black Bear Fund of which Robertson, Stephens & Co. Investment Management, L.P. and Bayview Investors, Ltd. are the General Partners. Includes shares held of record by The Robertson Stephens Orphan Offshore Fund of which Robertson, Stephens & Co. Investment Management, L.P. is General Partner. Includes shares held of record by The Robertson Stephens Global Low-Priced Stock Fund of
                                  which Robertson, Stephens & Co. Investment
                                  Management, L.P. is investment adviser.  See
                                  Item 5.)
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power                  1,738,000
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,738,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     10.7%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                                              page 13 of 21
-------------------------------------------------------------------------------
                                     SCHEDULE 13D
-------------------------------------------------------------------------------
CUSIP No.  453222101
-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     G. Randy Hecht
     Tax I.D. ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     OO (Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     CALIFORNIA
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power                  0
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power                  1,738,000
                                  Includes shares held of record by The
                                  Robertson Stephens Orphan Fund of which
                                  Robertson, Stephens & Co. Investment
                                  Management, L.P. and Bayview Investors, Ltd.
                                  are the General Partners.  Includes shares
                                  held of record by The Robertson Stephens Black Bear Fund of which Robertson, Stephens & Co. Investment Management, L.P. and Bayview Investors, Ltd. are the General Partners. Includes shares held of record by The Robertson Stephens Orphan Offshore Fund of which Robertson, Stephens & Co. Investment Management, L.P. is General Partner. Includes shares held of record by The Robertson Stephens Global Low-Priced Stock Fund of
                                  which Robertson, Stephens & Co. Investment
                                  Management, L.P. is investment adviser.  See
                                  Item 5.)
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power                  1,738,000
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,738,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     10.7%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                                              page 14 of 21
-------------------------------------------------------------------------------
                                     SCHEDULE 13D
-------------------------------------------------------------------------------
CUSIP No.  388085102
-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     Kenneth R. Fitzsimmons
     Tax I.D. ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     OO (Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     CALIFORNIA
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power                  0
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power                  1,738,000
                                  Includes shares held of record by The
                                  Robertson Stephens Orphan Fund of which
                                  Robertson, Stephens & Co. Investment
                                  Management, L.P. and Bayview Investors, Ltd.
                                  are the General Partners.  Includes shares
                                  held of record by The Robertson Stephens Black Bear Fund of which Robertson, Stephens & Co. Investment Management, L.P. and Bayview Investors, Ltd. are the General Partners. Includes shares held of record by The Robertson Stephens Orphan Offshore Fund of which Robertson, Stephens & Co. Investment Management, L.P. is General Partner. Includes shares held of record by The Robertson Stephens Global Low-Priced Stock Fund of
                                  which Robertson, Stephens & Co. Investment
                                  Management, L.P. is investment adviser.  See
                                  Item 5.)
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power                  1,738,000
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,738,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     10.7%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

Cusip No. 453222101                                                page 15 of 21

ITEM 1.  SECURITY AND ISSUER.

         This Schedule 13D is filed with respect to the Common Stock of In Home Health Inc. (The "Company").


ITEM 2:  IDENTITY AND BACKGROUND.

         The Schedule 13D is filed on behalf of The Robertson Stephens Orphan Fund, Robertson, Stephens & Company Investment Management, L.P. ("RS&Co.,L.P."), Bayview Investors, Ltd. ("Bayview"), The Robertson Stephens Global Low-Priced Stock Fund, The Robertson Stephens Orphan Offshore Fund, The Robertson Stephens Black Bear Fund, Robertson, Stephens & Company, Inc. ("RS&Co., Inc."), and RS&Co., Inc.'s five shareholders, Messrs. Sanford R. Robertson, Paul H. Stephens, Michael G. McCaffery, G. Randy Hecht, and Kenneth R. Fitzsimmons. The purchase of the Company's shares giving rise to this amendment to Schedule 13D was made by two investment funds, The Robertson Stephens Orphan Fund and The Robertson Stephens Orphan Offshore Fund.

         This Schedule 13D relates to the direct beneficial ownership in the shares of the Company by the Funds, and the indirect beneficial ownership of RS&Co., L.P., Bayview, and RS&Co., Inc. in the shares of the Company held by the Funds. Messrs. Robertson, Stephens, McCaffery, Hecht and Fitzsimmons disclaim any beneficial ownership with respect to shares of the Company that RS&Co., Inc. may be deemed to be beneficially own, are included in this Schedule 13D for protective disclosure purposes only, and shall not be deemed by their inclusion in this Schedule 13D to have made any admission that any such person has any beneficial interest in such shares.

         Set forth below is the following information with respect to the persons signing this Schedule 13D: name; place of organization; address of principal business and office; principal business; information concerning criminal convictions during the past five years; and information concerning civil or administrative proceedings during the past five years with respect to any state or federal securities laws.


I. (a) The Robertson Stephens Global Low-Priced Stock Fund, A Massachusetts Business Trust. The Registered Investment Manager of The Robertson Stephens Global Low-Priced Stock Fund is: Robertson, Stephens & Co. Investment Management, L.P. The General Partner of Robertson, Stephens & Co. Investment Management, L.P. is Robertson, Stephens & Company, Incorporated.

    (b)  555 California Street, Suite 2600
         San Francisco, CA  94104

    (c)  Business Trust, Registered Investment Company.

    (d)   No convictions in criminal proceedings.

    (e)  No civil or administrative proceedings.

II. (a) The Robertson Stephens Orphan Fund, L.P., is a California limited partnership. Robertson Stephens Investment Management L.P. and Bayview Investors LTD. are the General Partners.

    (b)  555 California Street, Suite 2600
         San Francisco, CA  94104

    (c)  Limited Partnership

    (d)   No convictions in criminal proceedings.

    (e)  No civil or administrative proceedings.

III (a) The Robertson Stephens Orphan Offshore Fund is a Cayman Islands limited partnership. Robertson, Stephens & Co Investment Management L.P. is the General Partner.

    (b)  555 California Street, Suite 2600
         San Francisco, CA  94104

    (c)  Limited Partnership

    (d)   No convictions in criminal proceedings.

    (e)  No civil or administrative proceedings.

IV (a) The Robertson Stephens Black Bear Fund is a California limited partnership. Robertson Stephens & Co. Investment Management L.P. and Bayview Investors are the General Partners.

Cusip No. 453222101                                                page 16 of 21

     (b) 555 California Street, Suite 2600
         San Francisco, CA  94104

     (c) Limited Partnership

     (d)  No convictions in criminal proceedings.

     (e) No civil or administrative proceedings.

V    (a) The Robertson Stephens Black Bear Offshore Fund is a Cayman
         Islands limited partnership. Robertson, Stephens & Co Investment Management L.P. is the General Partner.

     (b) 555 California Street, Suite 2600
         San Francisco, CA  94104

     (c) Limited Partnership

     (d)  No convictions in criminal proceedings.

     (e) No civil or administrative proceedings.



VI   (a) Bayview Investors LTD., is a California limited partnership.
         Robertson Stephens & Company, Inc. is the General Partner.

     (b) 555 California Street, Suite 2600
         San Francisco, CA  94104

     (c) Limited Partnership

     (d)  No convictions in criminal proceedings.

     (e) No civil or administrative proceedings.

VII  (a) Robertson, Stephens & Company, Investment Management L.P. is a
         California Limited Partnership. Robertson, Stephens & Company, Incorporated is the General Partner of Robertson, Stephens & Company, Investment Management L.P.

     (b) 555 California Street, Suite 2600
         San Francisco, CA  94104

     (c) Corporation, Investment Banking.

     (d) No convictions in criminal proceedings.

     (e) No civil or administrative proceedings.


VIII.(a) Robertson, Stephens & Company, Incorporated, is a California Corporation. Robertson, Stephens & Company, Incorporated is the General Partner of Robertson, Stephens & Company Investment Management, L.P.

     (b) 555 California Street, Suite 2600
         San Francisco, CA  94104

     (c) Corporation, Investment Banking.

     (d) No convictions in criminal proceedings.

     (e) No civil or administrative proceedings.

IX.  (a) Paul H. Stephens.

     (b) 555 California Street, Suite 2600
         San Francisco, CA  94104

     (c) Paul H. Stephens is Managing Director and Chief Investment Officer, and a shareholder, of Robertson, Stephens & Company, Incorporated.

Cusip No. 453222101                                                page 17 of 21

     (d) No convictions in criminal proceedings.

     (e) No civil or administrative proceedings.

X.   (a) Sanford R. Robertson.

     (b) 555 California Street, Suite 2600
         San Francisco, CA  94104

     (c) Sanford R. Robertson is the Chairman of and a shareholder of Robertson, Stephens & Company, Incorporated.

     (d) No convictions in criminal proceedings.

     (e) No civil or administrative proceedings.

XI.  (a) Michael G. McCaffery.

     (b) 555 California Street, Suite 2600
         San Francisco, CA  94104

     (c) Michael G. McCaffery is the President and Chief Executive Officer, and a shareholder, of Robertson, Stephens & Company, Incorporated.

     (d) No convictions in criminal proceedings.

     (e) No civil or administrative proceedings.


     (b) 555 California Street, Suite 2600
         San Francisco, CA  94104

     (c) Limited Partnership

     (d) No convictions in criminal proceedings.

     (e) No civil or administrative proceedings.

XII  (a) G. Randy Hecht.

     (b) 555 California Street, Suite 2600
         San Francisco, CA  94104

     (c) G. Randy Hecht is the Executive Vice President, Chief Operating Officer, and shareholder of Robertson, Stephens & Company, Incorporated.

     (d) No convictions in criminal proceedings.

     (e) No civil or administrative proceedings.

XIII.(a) Kenneth R. Fitzsimmons.

     (b) 555 California Street, Suite 2600
         San Francisco, CA  94104

     (c) Kenneth R. Fitzsimmons is the Managing Director, Director of Capital Markets, and shareholder of Robertson, Stephens & Company, Incorporated.

     (d) No convictions in criminal proceedings.

     (e) No civil or administrative proceedings.

ITEM 3:       SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION:

              The securities with respect to which this Schedule 13D is filed were purchased by the Funds using working capital contributed by their respective partners and shareholders.

Cusip No. 453222101                                                page 18 of 21

ITEM 4:  PURPOSE OF TRANSACTION:

    The securities with respect to which this Schedule 13D is filed were purchased by the Funds in the ordinary course of investment and not with the intention nor effect of changing or influencing control of the Issuer. The reporting persons may sell all or part or acquire additional securities of the Issuer depending on market conditions and other economic factors.

ITEM 5:  INTEREST IN SECURITIES OF THE ISSUER.

    (a) (b) The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13D that are beneficially owned by the persons listed in Item 2 are as follows:




                                                                             No. of Shares
    Name of                                                                   Beneficially                 Percentage of
    Beneficial Owner                                                                 Owned         Class(1)
    -------------------------------------------------------------------------------------------------------

   The Robertson Stephens Global Low-Priced Stock Fund                              250,000 (2)                   1.5%
   The Robertson Stephens Orphan Fund                                               813,200 (3)                   5.0%
   The Robertson Stephens Orphan Offshore Fund                                      183,000 (4)                   1.1%
   The Robertson Stephens Black Bear Fund                                           434,600 (5)                   2.7%
     The Robertson Stephens Black Bear Offshore Fund                                 57,200 (6)                    .4%
   Robertson Stephens & Co Investment Mgmt. L.P.                                  1,738,000 (7)                  10.7%
   Bayview Investors LTD                                                          1,247,800 (8)                   7.7%
   Robertson Stephens & Co. Incorporated                                          1,738,000 (9)                  10.7%
   Paul H. Stephens                                                              1,738,000 (10)                  10.7%
   Sanford R. Robertson                                                          1,738,000 (11)                  10.7%
   Michael G. McCaffery                                                         1,738,000  (12)                  10.7%
   G. Randy Hecht                                                               1,738,000  (13)                  10.7%
   Kenneth R. Fitzsimmons                                                       1,738,000  (14)                  10.7%





(1) All percentages in this table are based, pursuant to Rule 13D-1(e) of the Securities Exchange Act of 1934, as amended, on 16,295,897 shares of Common Stock of the Issuer outstanding as of August 15, 1997.

(2) The Robertson Stephens Global Low-Priced Stock Fund is a Registered Investment Company. Robertson, Stephens & Co. Investment Management L.P. is the registered investment manager for the Global Low-Price Stock Fund. RS&Co., Inc. is the General Partner of Robertson Stephens & Co. Investment Management L.P.

(3)   The Robertson Stephens Orphan Fund is a California limited partnership.

(4)   The Orphan Offshore Fund is a Cayman Islands limited partnership.

(5) The Robertson Stephens Black Bear Fund is a California limited partnership.

(6)   The Black Bear Offshore Fund is a Cayman Islands limited partnership.

(7) Robertson, Stephens & Co. Investment Management L.P., a California Limited Partnership, as General Partner of The Robertson Stephens Orphan Fund, Orphan Offshore Fund, Black Bear Fund, Black Bear Offshore Fund, and the investment adviser to the Robertson Stephens Global Low-Priced Stock Fund is deemed to have shared dispositive power over 1,738,000 shares of the Company.

(8) Bayview Investors, Ltd. is a California Limited Partnership, as General Partner of The Robertson Stephens Orphan Fund and Black Bear Offshore Fund is deemed to have shared dispositive power over 1,247,800 shares of the Company.

(9) Robertson, Stephens & Company, Inc., a California Corporation, is the General Partner of Robertson, Stephens & Company Investment Management L.P., and Bayview Investors Ltd. and as such is deemed to have shared dispositive power over 1,738,000 shares of the Company.

(10) Paul H. Stephens is the Chief Investment Officer of RS&Co., Inc. and as such may be deemed to have shared voting power over 1,738,000 shares of the Company held by the Funds. He is also a shareholder of Robertson, Stephens & Company Inc.

(11) Sanford R. Robertson is Chairman and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over 1,738,000 shares of the Company held by the Funds.

(12) Michael G. McCaffery is President and Chief Executive Officer and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over

Cusip No. 453222101                                                page 19 of 21

      1,738,000 shares of the Company held by the Funds.

(13) G. Randy Hecht is Executive Vice President, Chief Operating Officer and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over 1,738,000 shares of the Company held by the Funds.

(14) Kenneth R. Fitzsimmons is the Managing Director, Director of Capital Markets and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over 1,738,000 shares of the Company held by the Funds.

Cusip No. 453222101                                                page 20 of 21

    (c) The following is a list of transactions by the filing parties in the last 60 days.



           Entity                               DATE              SHARES            PRICE              TRANSACTION
           -------                              ----              ------            -----              -----------
        Black Bear Fund                       7/11/97              9,100            1.75              open mkt buy
  Black Bear Offshore Fund                    7/11/97              1,584            1.75              open mkt buy
        Black Bear Fund                       7/15/97              2,700            1.88              open mkt buy
  Black Bear Offshore Fund                    7/15/97               300             1.88              open mkt buy
        Black Bear Fund                       7/16/97              2,300            1.88              open mkt buy
  Black Bear Offshore Fund                    7/16/97               200             1.88              open mkt buy
        Black Bear Fund                       7/21/97              4,700            1.88              open mkt buy
  Black Bear Offshore Fund                    7/21/97               300             1.88              open mkt buy
        Black Bear Fund                       7/23/97              1,200            1.88              open mkt buy
  Black Bear Offshore Fund                    7/23/97               100             1.88              open mkt buy
        Black Bear Fund                       7/24/97              1,800            1.88              open mkt buy
  Black Bear Offshore Fund                    7/24/97               200             1.88              open mkt buy
        Black Bear Fund                       7/25/97              2,200            1.88              open mkt buy
  Black Bear Offshore Fund                    7/25/97               300             1.88              open mkt buy
        Black Bear Fund                       7/28/97             11,000            1.88              open mkt buy
  Black Bear Offshore Fund                    7/28/97              1,100            1.88             open mkt. buy
        Black Bear Fund                       7/31/97             33,800            1.86             open mkt. buy
  Black Bear Offshore Fund                    7/31/97              3,300            1.86             open mkt. buy
        Black Bear Fund                       8/1/97               3,200            1.82             open mkt. buy
  Black Bear Offshore Fund                    8/1/97                300             1.82             open mkt. buy
        Black Bear Fund                       8/4/97               6,800            1.82             open mkt. buy
  Black Bear Offshore Fund                    8/4/97                700             1.82             open mkt. buy
        Black Bear Fund                       8/5/97               3,600            1.82             open mkt. buy
  Black Bear Offshore Fund                    8/5/97                400             1.82             open mkt. buy
        Black Bear Fund                       8/6/97              22,500            1.82             open mkt. buy
  Black Bear Offshore Fund                    8/6/97               2,500            1.82             open mkt. buy
    Orphan Offshore Fund                      8/7/97               5,400            1.82             open mkt. buy
    Orphan Offshore Fund                      8/11/97              7,300            1.82             open mkt. buy
        Black Bear Fund                       8/15/97              7,300            1.45             open mkt. buy
  Black Bear Offshore Fund                    8/15/97               800             1.45             open mkt. buy
        Black Bear Fund                       8/22/97              4,500            1.38             open mkt. buy
  Black Bear Offshore Fund                    8/22/97               500             1.38             open mkt. buy
        Black Bear Fund                       8/25/97              3,000            1.38             open mkt. buy
  Black Bear Offshore Fund                    8/25/97               300             1.38             open mkt. buy
        Black Bear Fund                       8/28/97               800             1.38             open mkt. buy
  Black Bear Offshore Fund                    8/28/97               100             1.38             open mkt. buy
        Black Bear Fund                       8/29/97             11,300            1.38             open mkt. buy
  Black Bear Offshore Fund                    8/29/97              1,200            1.38             open mkt. buy
        Black Bear Fund                       9/2/97              14,100            1.38             open mkt. buy
  Black Bear Offshore Fund                    9/2/97               1,800            1.38             open mkt. buy
        Black Bear Fund                       9/3/97                900             1.38             open mkt. buy
  Black Bear Offshore Fund                    9/3/97                100             1.38             open mkt. buy
        Black Bear Fund                       9/4/97                900             1.38             open mkt. buy
  Black Bear Offshore Fund                    9/4/97                100             1.38             open mkt. buy


Cusip No. 453222101                                                page 21 of 21




           Black Bear Fund                    9/5/97               4,300           1.38            open mkt. buy
     Black Bear Offshore Fund                 9/5/97                500            1.38            open mkt. buy
           Black Bear Fund                    9/8/97               6,100           1.37            open mkt. buy
     Black Bear Offshore Fund                 9/8/97                800            1.37            open mkt. buy
           Black Bear Fund                    9/9/97               2,900           1.38            open mkt. buy
     Black Bear Offshore Fund                 9/9/97                400            1.38            open mkt. buy
           Black Bear Fund                    9/10/97              1,900           1.38            open mkt. buy
     Black Bear Offshore Fund                 9/10/97               300            1.38            open mkt. buy







ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         Please refer to Item 5.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

         The following exhibits are filed herewith:

         Exhibit A  - Agreement of Joint Filing

Cusip No. 453222101                                                page 22 of 21

ITEM 8.  SIGNATURE PAGE.

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:   September 11, 1997

         THE ROBERTSON STEPHENS ORPHAN FUND, A CALIFORNIA LIMITED
         PARTNERSHIP.
         By   Robertson, Stephens & Company, L.P.
         By   Robertson, Stephens & Company, Incorporated

         By:  Paul H. Stephens*
              -----------------
              Paul H. Stephens
              Managing Director and Chief Investment Officer

         BAYVIEW INVESTORS, LTD., A CALIFORNIA LIMITED PARTNERSHIP.
         By   Robertson, Stephens & Company, L.P.
         By   Robertson, Stephens & Company, Incorporated

         By:  Paul H. Stephens*
              -----------------
              Paul H. Stephens
              Managing Director and Chief Investment Officer

         ROBERTSON, STEPHENS & COMPANY, L.P., A CALIFORNIA LIMITED PARTNERSHIP.
         By   Robertson, Stephens & Company, Incorporated

         By:  Paul H. Stephens*
              -----------------
              Paul H. Stephens
              Managing Director and Chief Investment Officer

         THE ROBERTSON STEPHENS CONTRARIAN FUND, A MASSACHUSETTS     BUSINESS
         TRUST.
         By   Robertson, Stephens & Company, Incorporated

         By:  Paul H. Stephens*
              -----------------
              Paul H. Stephens
              Managing Director and Chief Investment Officer

         ROBERTSON, STEPHENS & COMPANY, INCORPORATED

         By:  Paul H. Stephens*
              -----------------
              Paul H. Stephens
              Managing Director and Chief Investment Officer




              Paul H. Stephens*
              -----------------
              Paul H. Stephens

              Sanford R. Robertson*
              -----------------
              Sanford R. Robertson

              Michael G. McCaffery*
              -----------------
              Michael G. McCaffery

              G. Randy Hecht*
              -----------------
              G. Randy Hecht

              Kenneth R. Fitzsimmons*
              -----------------
              Kenneth R. Fitzsimmons



*By:
         ------------------------------
         Robert C. Greenwood
         Pursuant to Power of Attorney
         Previously Filed

Cusip No. 453222101                                                page 23 of 21

                                      EXHIBIT A

                              AGREEMENT OF JOINT FILING

         The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(f)(1) of the Act of the Statement dated January 31, 1997 containing the information required by Schedule 13D, for the Common Stock of In Home Health Inc. held by The Robertson Stephens Orphan Fund, The Robertson Stephens Orphan Offshore Fund, Bayview Investors, Ltd., Robertson, Stephens & Company, Investment Management L.P., The Robertson Stephens Global Low-Priced Stock Fund, and Robertson, Stephens & Company, Incorporated.

Dated:   September 11, 1997


         THE ROBERTSON STEPHENS ORPHAN FUND, A CALIFORNIA LIMITED PARTNERSHIP.
         By   Robertson, Stephens & Company, L.P.
         By   Robertson, Stephens & Company, Incorporated

         By:  Paul H. Stephens*
              -----------------
              Paul H. Stephens
              Managing Director and Chief Investment Officer

         BAYVIEW INVESTORS, LTD., A CALIFORNIA LIMITED PARTNERSHIP.
         By   Robertson, Stephens & Company, L.P.
         By   Robertson, Stephens & Company, Incorporated

         By:  Paul H. Stephens*
              -----------------
              Paul H. Stephens
              Managing Director and Chief Investment Officer

         ROBERTSON, STEPHENS & COMPANY INVESTMENT MANAGEMENT, L.P., A CALIFORNIA LIMITED PARTNERSHIP.
         By   Robertson, Stephens & Company, Incorporated

         By:  Paul H. Stephens*
              -----------------
              Paul H. Stephens
              Managing Director and Chief Investment Officer

         THE ROBERTSON STEPHENS GLOBAL LOW-PRICED STOCK FUND, A
MASSACHUSETTS BUSINESS TRUST.
         By   Robertson, Stephens & Company, Incorporated

         By:  Paul H. Stephens*
              -----------------
              Paul H. Stephens
              Managing Director and Chief Investment Officer



         ROBERTSON, STEPHENS & COMPANY, INCORPORATED

         By:  Paul H. Stephens*
              -----------------
              Paul H. Stephens
              Managing Director and Chief Investment Officer

              Paul H. Stephens*
              -----------------
              Paul H. Stephens

              Sanford R. Robertson*
              ---------------------
              Sanford R. Robertson

              Michael G. McCaffery*
              ---------------------
              Michael G. McCaffery

              G. Randy Hecht*
              ---------------
              G. Randy Hecht

              Kenneth R. Fitzsimmons*
              -----------------------
              Kenneth R. Fitzsimmons

Cusip No. 453222101                                                page 24 of 21

*By
         --------------------------------
         Robert C. Greenwood
         Pursuant to Power of Attorney
         Previously Filed